Exhibit 99.1

Investor Relations:	Deborah Abraham
Vice President, Investor Relations
(212) 287-8289

FOR IMMEDIATE RELEASE

WARNACO REPORTS FOURTH QUARTER AND FISCAL 2010 RESULTS
Company Provides Guidance for Fiscal 2011

NEW YORK – February 28, 2011 -- The Warnaco Group, Inc. (NYSE: WRC) today reported results for the fourth quarter and fiscal year ended January 1, 2011.

For the fourth quarter:

•	Net revenues were $591.5 million, up 17% from the prior year quarter
•	Gross margin decreased 80 basis points from the prior year quarter to 43% of net revenues
•	Selling, general and administrative (SG&A) expense increased 80 basis points to 34% of net revenues
•	Income per diluted share from continuing operations increased to $0.61 compared to $0.29 in the prior year quarter
•	Net income per diluted share increased to $0.42 compared to $0.23 in the prior year quarter
-
Income per diluted share from continuing operations on an adjusted, non-GAAP, basis increased 16% to $0.74 compared to $0.64 in the prior year quarter (both of which exclude restructuring expenses, pension expense,  tax related items and other items)

-	The Company purchased 692,411 shares of its common stock for approximately $35.6 million pursuant to its share repurchase program

For the year:

•	Net revenues were $2.3 billion, up 14% from the prior year
•	Gross margin increased 160 basis points from the prior year to 44% of net revenues
•	SG&A expense increased 140 basis points to 33% of net revenues
•	Income per diluted share from continuing operations increased 46% to $3.19, compared to $2.19 in the prior year
•	Net income per diluted share increased to $2.99 compared to $2.05 in fiscal 2009
-	Income per diluted share from continuing operations on an adjusted, non-GAAP, basis increased 27% to $3.57 compared to $2.82 in fiscal 2009 (both of which exclude restructuring expenses, pension expense, certain acquisition costs and tax related items and other items)
-	Cash & cash equivalents were $191.2 million at January 1, 2011 compared to $320.8 million at January 2, 2010
-	The Company purchased 2.4 million shares of its common stock for approximately $116.4 million pursuant to its share repurchase programs and redeemed $160.0 million of its long-term debt
-	Net cash flow provided by continuing operations was $225.4 million

The accompanying tables provide a reconciliation of actual results to the adjusted results.

The Company believes it is valuable for users of the Company’s financial statements to be made aware of the adjusted financial information, as such measures are used by management to evaluate the operating performance of the Company’s continuing businesses on a comparable basis and to make operating and strategic decisions.  In addition, the Company uses performance targets based, in part, on non-GAAP income from continuing operations and non-GAAP operating income as a component of the measurement of certain employee incentive compensation.

“Fiscal 2010 was another record year for Warnaco,” commented Joe Gromek, Warnaco’s President and Chief Executive Officer.  “The continued execution of our key strategies fueled a powerful revenue and earnings performance.   Growth in our Calvin Klein® businesses, including International, and expansion of our direct to consumer business together with a strong performance from our heritage businesses contributed to these solid results.”

“During 2010, we further developed our Calvin Klein brand in existing geographies as well as in new markets, expanded our direct to consumer footprint and engaged consumers worldwide with innovative product offerings supported by memorable marketing campaigns.  This led to a 14% increase in Calvin Klein revenues.  Our International revenues grew 17% and increased to 56% of our total Company.  We also recorded a 25% increase in our direct to consumer revenues, fueled by productivity gains in existing doors along with the addition of over 200,000 square feet of new retail space, a 31% increase compared to the prior year.’’

“As we begin 2011, continued Gromek, we anticipate another year of solid revenue and earnings growth. Our retail business is off to a strong start, we are excited about the CK One launch across our portfolio of Calvin Klein properties, and the investments we have made in infrastructure and our new geographies have us poised for further global expansion.   While we are clearly facing product cost and supply chain inflation, we believe our business model, anchored by our powerful Calvin Klein brand and our high margin International and retail operations, position us to address these challenges.  We remain confident that the continued focus on our long-term growth initiatives will enable us to achieve our long-term goals and increased value for our shareholders.”

Fiscal 2011 Outlook

For fiscal 2011, on an adjusted, non GAAP, basis (excluding restructuring expense and assuming minimal pension expense) and based on recent exchange rates:

•	The Company anticipates net revenues will grow 7% - 9% compared to fiscal 2010 and
•	The Company anticipates adjusted, non GAAP, diluted earnings per share from continuing operations in the range of $3.85 - $4.05.

Schedule 7 of the accompanying tables provides a reconciliation of anticipated diluted earnings per share from continuing operations, on a GAAP basis, and based on 2010 average exchange rates, of $3.63- $3.77 per diluted share (assuming minimal pension expense), to the adjusted, non GAAP,  fiscal 2011 outlook above.

Fourth Quarter Highlights

Total Company

Net revenues were up 17% to $591.5 million compared to the prior year quarter.  The Company’s international businesses grew 22% from the prior year quarter, driven by the continued expansion of its Calvin Klein and direct to consumer businesses.  Worldwide Calvin Klein revenues grew 18% and comparable store sales in the Company’s direct to consumer business increased 6%.  The Company’s Heritage (non-Calvin Klein) businesses achieved 14% net revenue growth compared to the prior year quarter, reflecting double digit growth in both Chaps® and Speedo®.

Gross margin decreased 80 basis points primarily due to lower domestic gross margins, resulting from increased dilution, higher sales to the off-price channel, and increased transportation expense.  SG&A as a percent of net revenues increased 80 basis points to 34% of net revenues, and primarily reflects the growth of the Company’s direct to consumer business and an incremental $7.5 million of marketing investment compared to the prior year quarter.  Operating income was $45.1 million compared to $28.0 million in the prior year quarter.  Operating income for the fourth quarter of fiscal 2010 was impacted by $8.6 million of pension and restructuring expense, compared to $20.3 million of pension and restructuring expense for the fourth quarter of fiscal 2009.

Income from continuing operations was $28.0 million, or $0.61 per diluted share, compared to $13.8 million, or $0.29 per diluted share, in the prior year quarter.   On an adjusted, non-GAAP basis (excluding costs related to restructuring expenses, pension expense, certain acquisition costs, tax related items and other items), income from continuing operations was $ 34.1 million, or $0.74 per diluted share, compared to $30.1 million, or $0.64 per diluted share, in the prior year period.

The effect of fluctuations in foreign currency exchange rates for the quarter decreased net revenues by $3.9 million and increased income per diluted share from continuing operations by approximately $0.01.  An additional discussion regarding the effects of fluctuations in foreign currency exchange rates on operating results can be found in the

Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011,  which will be filed with the Securities and Exchange Commission.

Fiscal 2010 Highlights

Total Company

Net revenues increased 14% to $2.3 billion from the prior year. Our Calvin Klein revenues were up 14% fueled by continued international and direct to consumer growth.  International revenues were up 16% and direct to consumer revenues increased 25%.  Gross margin, increased 160 basis points to 44% of net revenues, and SG&A, driven by the significant growth in the direct to consumer business and increased marketing investment, increased 140 basis points to 33% o f net revenues, in each case, compared to the prior year period.  Operating income was $247.8 million for fiscal 2010 compared to $193.5 million for fiscal 2009 and includes $12.4 million and $33.0 million, respectively, of pension and restructuring expense.

The Company’s effective tax rate was 36% compared to the 38% for fiscal 2009. The decrease in the tax rate primarily reflects the shift in earnings from higher to lower taxing jurisdictions.

The Company’s income from continuing operations increased to $147.8 million, or $3.19 per diluted share, compared to $102.2 million, or $2.19 per diluted share.  On an adjusted, non-GAAP basis (excluding costs related to restructuring expenses, pension expense, certain acquisition costs, tax related items and other items), income from continuing operations was $ 165.5 million, or $3.57 per diluted share, compared to $131.7 million, or $2.82 per diluted share in the prior year period.

The effect of fluctuations in foreign currency exchange rates for fiscal 2010 increased reported net revenues by $19.9 million and increased reported income per diluted share from continuing operations by approximately $0.27.  An additional discussion regarding the effects of fluctuations in foreign currency exchange rates on operating results can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011,  which will be filed with the Securities and Exchange Commission.

Balance Sheet

Cash and cash equivalents at January 1, 2011 were $191.2 million compared to $320.8 million at January 2, 2010.    During fiscal 2010, the Company used $160.0 million to redeem its outstanding 8 7/8% Senior Notes and $116.4 million to purchase 2.4 million shares of its common stock, under its share repurchase programs, and invested approximately $35.0 million to acquire franchise and distributor businesses and pay acquisition and other related costs.

For the year ended January 1, 2011, net cash flow provided by continuing operations was $225.4 million.

The Company was $159.1 million net cash positive (net of debt) as of January 1, 2011.

Inventories were $310.5 million at January 1, 2011 up $57.1 million compared to $253.4 million at January 2, 2010.  The increase in inventories is consistent with the Company’s growth expectations and reflects the Company’s direct to consumer expansion, planned increases in inventory to enhance service levels to its customers, as well as some opportunistic positioning of inventory in anticipation of cost increases.  The Company is comfortable with the quality of its inventory and has improved its inventory turns and aging compared to last year.

“We ended fiscal 2010 in a very strong financial position,” commented Larry Rutkowski, Warnaco’s Chief Financial Officer.  “Throughout the year our solid business performance and positive cash generation enabled us to continue to invest in our key growth strategies, and enabled us to redeem all $160.0 million of our long-term debt and repurchase $116.4 million of our common stock.”

Conference Call Information

Shareholders and other persons are invited to listen to the fourth quarter and fiscal 2010 earnings conference call scheduled for today, Monday, February 28, 2011, at 4:30 p.m. EST.  To participate in Warnaco’s conference call, dial (877) 692-2592 approximately five minutes prior to the 4:30 p.m. start time.  The call will also be broadcast live over the Internet at www.warnaco.com.  An online archive will be available following the call.

This press release was furnished to the SEC (www.sec.gov) and may also be accessed through the Company’s internet website: www.warnaco.com.

ABOUT WARNACO
The Warnaco Group, Inc., headquartered in New York, is a leading global apparel company engaged in the business of designing, sourcing, marketing and selling men’s, women’s and children’s sportswear and accessories, swimwear and intimate apparel under such owned and licensed brands as Calvin Klein®, Speedo®, Chaps®, and Warner's® and Olga®.

FORWARD-LOOKING STATEMENTS

The Warnaco Group, Inc. notes that this press release, the conference call scheduled for February 28, 2011 and certain other written, electronic and oral disclosure made by the Company from time to time, may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve risks and uncertainties and reflect, when made, the Company's estimates, objectives, projections, forecasts, plans, strategies, beliefs, intentions, opportunities and expectations. Actual results may differ materially from anticipated results, targets or expectations and investors are cautioned not to place undue reliance on any forward-looking statements. Statements other than statements of historical fact, including, without limitation, future financial targets, are forward-looking statements. These forward-looking statements may be identified by, among other things, the use of forward-looking language, such as the words "believe," "anticipate," "estimate," "expect," "intend," "may," "project," "scheduled to," "seek," "should," "will be," "will continue," "will likely result," “targeted”, or the negative of those terms, or other similar words and phrases or by discussions of intentions or strategies.

The following factors, among others and in addition to those described in the Company's reports filed with the SEC (including, without limitation, those described under the headings "Risk Factors" and "Statement Regarding Forward-Looking Disclosure," as such disclosure may be modified or supplemented from time to time), could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by it: the Company's ability to execute its repositioning and sale initiatives (including achieving enhanced productivity and profitability) previously announced; deterioration in global or regional or other macro-economic conditions that affect the apparel industry, including the recent turmoil in the financial and credit markets; the Company's failure to anticipate, identify or promptly react to changing trends, styles, or brand preferences; further declines in prices in the apparel industry and other pricing pressures; declining sales resulting from increased competition in the Company’s markets; increases in the prices of raw materials or costs to produce or transport products; events which result in difficulty in procuring or producing the Company's products on a cost-effective basis; the effect of laws and regulations, including those relating to labor, workplace and the environment; possible additional tax liabilities; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; the Company’s ability to protect its intellectual property or the costs incurred by the Company related thereto; the risk of product safety issues, defects or other production problems associated with our products; the Company’s dependence on a limited number of customers; the effects of consolidation in the retail sector; the Company’s dependence on license agreements with third parties including, in particular, its license agreement with CKI, the licensor of the Company’s Calvin Klein brand name; the Company’s dependence on the reputation of its brand names, including, in particular, Calvin Klein; the Company’s exposure to conditions in overseas markets in connection with the Company’s foreign operations and the sourcing of products from foreign third-party vendors; the Company's foreign currency exposure; the Company’s history of insufficient disclosure controls and procedures and internal controls and restated financial statements; unanticipated future internal control deficiencies or weaknesses or ineffective disclosure controls and procedures; the effects of fluctuations in the value of investments of the Company’s pension plan; the sufficiency of cash to fund operations, including capital expenditures; the Company recognizing impairment charges for its long-lived assets; uncertainty over the outcome of litigation matters and other proceedings; the Company’s ability to service its indebtedness, the effect of changes in interest rates on the Company’s indebtedness that is subject to floating interest rates and the limitations imposed on the Company's operating and financial flexibility by the agreements governing the Company's indebtedness; the Company’s dependence on its senior management team and other key personnel; the Company’s reliance on information technology; the limitations on purchases under the Company's share repurchase program contained in the Company's debt instruments, the number of shares that the Company purchases under such program and the prices paid for such shares; the Company’s inability to achieve its financial targets and strategic objectives, as a result of one or more of the factors described above, changes in the assumptions underlying the targets or goals, or otherwise; the inability to successfully implement restructuring and disposition activities; the failure of acquired businesses to generate expected levels of revenues; the failure of the Company to successfully integrate such businesses with its existing businesses (and as a result, not achieving all or a substantial portion of the anticipated benefits of such acquisitions); and such acquired businesses being adversely affected, including by one or more of the factors described above, and thereby failing to achieve anticipated revenues and earnings growth.

The Company encourages investors to read the section entitled "Risk Factors" and the discussion of the Company's critical accounting policies under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Discussion of Critical Accounting Policies" included in the Company's Annual Report on Form 10-K, as such discussions may be modified or supplemented by subsequent reports that the Company files with the SEC. The discussion in this press release is not exhaustive but is designed to highlight important factors that may affect actual results. Forward-looking statements speak only as of the date on which they are made, and, except for the Company's ongoing obligation under the U.S. federal securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

THE WARNACO GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, excluding per share amounts)
(Unaudited)

Three Months Ended	Fiscal Year Ended

	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010

Net revenues	$591,492	$505,445	$2,295,751	$2,019,625
Cost of goods sold	337,414	284,204	1,275,788	1,155,278
Gross profit	254,078	221,241	1,019,963	864,347
Selling, general and administrative expenses	203,091	169,582	758,053	638,907
Amortization of intangible assets	3,274	4,476	11,549	11,032
Pension expense	2,615	19,176	2,550	20,873
Operating income	45,098	28,007	247,811	193,535
Other loss (income)	587	(1,267)	6,238	1,889
Interest expense	2,293	6,130	14,483	23,897
Interest income	(623)	(228)	(2,815)	(1,248)
Income from continuing operations before provision for income taxes and noncontrolling interest	42,841	23,372	229,905	168,997
Provision for income taxes	14,822	9,595	82,107	64,272
Income from continuing operations before noncontrolling interest	28,019	13,777	147,798	104,725
Loss from discontinued operations, net of taxes	(8,844)	(2,766)	(9,217)	(6,227)
Net income	19,175	11,011	138,581	98,498
Less: Net income attributable to the noncontrolling interest	-	-	-	(2,500)
Net income attributable to Warnaco Group, Inc.	$19,175	$11,011	$138,581	$95,998

Amounts attributable to Warnaco Group, Inc. common shareholders:
Income from continuing operations, net of tax	$28,019	$13,777	$147,798	$102,225
Discontinued operations, net of tax	(8,844)	(2,766)	(9,217)	(6,227)
Net income	$19,175	$11,011	$138,581	$95,998

Basic income per common share attributable to Warnaco Group, Inc. common shareholders:
Income from continuing operations	$0.62	$0.30	$3.26	$2.22
Loss from discontinued operations	(0.19)	(0.06)	(0.20)	(0.13)
Net income	$0.43	$0.24	$3.06	$2.09

Diluted income per common share attributable to Warnaco Group, Inc. common shareholders:
Income from continuing operations	$0.61	$0.29	$3.19	$2.19
Loss from discontinued operations	(0.19)	(0.06)	(0.20)	(0.14)
Net income	$0.42	$0.23	$2.99	$2.05

Weighted average number of shares outstanding used in computing income per common share:
Basic	44,364,716	45,571,470	44,701,643	45,433,874
Diluted	45,416,800	46,627,552	45,755,935	46,196,397

Schedule 2
THE WARNACO GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	January 1, 2011	January 2, 2010

ASSETS
Current assets:
Cash and cash equivalents	$191,227	$320,754
Accounts receivable, net	318,123	290,737
Inventories	310,504	253,362
Assets of discontinued operations	125	2,172
Other current assets	158,659	135,832
Total current assets	978,638	1,002,857

Property, plant and equipment, net	129,252	120,491
Intangible and other assets	545,382	536,446

TOTAL ASSETS	$1,653,272	$1,659,794

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$32,172	$97,873
Accounts payable and accrued liabilities	380,275	312,074
Taxes	38,219	24,723
Liabilities of discontinued operations	18,800	8,018
Total current liabilities	469,466	442,688
Long-term debt	-	112,835
Other long-term liabilities	211,200	188,161
Total stockholders' equity	972,606	916,110

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,653,272	$1,659,794

CASH AND CASH EQUIVALENTS NET OF DEBT	$159,055	$110,046

 Schedule 3

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY SEGMENT
(Dollars in thousands)
(Unaudited)

Net revenues:	Three Months Ended	Three Months Ended	Increase /	%	Constant $
	January 1, 2011	January 2, 2010	(Decrease)	Change	% Change (a)
Sportswear Group (d)	$316,655	$263,023	$53,632	20.4%	20.9%
Intimate Apparel Group (d)	217,871	191,626	26,245	13.7%	15.2%
Swimwear Group (d)	56,966	50,796	6,170	12.1%	11.4%
Net revenues	$591,492	$505,445	$86,047	17.0%	17.8%

	Three Months Ended	% of Group	Three Months Ended	% of Group
	January 1, 2011	Net Revenues	January 2, 2010	Net Revenues
Operating income (loss):
Sportswear Group (b), (c), (d)	$21,216	6.7%	$24,017	9.1%
Intimate Apparel Group (b), (c), (d)	29,552	13.6%	28,765	15.0%
Swimwear Group (b), (c), (d)	1,270	2.2%	2,153	4.2%
Unallocated corporate expenses (c), (e)	(6,940)	na	(26,928)	na
Operating income	$45,098	na	$28,007	na

Operating income as a percentage of total net revenues	7.6%		5.5%

(a)  Reflects the percentage increase (decrease) in net revenues for the Three Months Ended January 1, 2011, compared to the Three Months Ended January 2, 2010, assuming foreign based net revenues for the Three Months Ended January 1, 2011 are translated into U.S. dollars using the same foreign currency exchange rates that were used in the calculation of net revenues for the Three Months Ended January 2, 2010. See Schedule 8.

(b)  Includes an allocation of shared services expenses as follows:

	Three Months Ended	Three Months Ended
	January 1, 2011	January 2, 2010
Sportswear Group	$5,206	$5,054
Intimate Apparel Group	$3,928	$3,772
Swimwear Group	$2,558	$2,628

(c) Includes restructuring charges and other exit costs as follows:

	Three Months Ended	Three Months Ended
	January 1, 2011	January 2, 2010
Sportswear Group	$1,423	$(592)
Intimate Apparel Group	3,474	914
Swimwear Group	1,136	708
Unallocated corporate expenses	(34)	140
	$5,999	$1,170

(d)  Net revenues of $12,590 and operating income of $58 for the Three Months Ended January 2, 2010, related to certain sales of Calvin Klein underwear and swimwear previously included in net revenues and operating income of the Sportswear Group, have been reclassified to the Intimate Apparel Group and Swimwear Group, as applicable, to conform to the current period presentation.

(e) Includes pension expense for the United States of $3,047 and $18,813 for the Three Months Ended January 1, 2011 and the Three Months Ended January 2, 2010, respectively.

 Schedule 3a

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY SEGMENT
(Dollars in thousands)
(Unaudited)

Net revenues:	Fiscal Year Ended	Fiscal Year Ended	Increase /	%	Constant $
	January 1, 2011	January 2, 2010	(Decrease)	Change	% Change (a)
Sportswear Group (d)	$1,204,065	$1,044,892	$159,173	15.2%	13.8%
Intimate Apparel Group (d)	834,010	723,222	110,788	15.3%	14.9%
Swimwear Group (d)	257,676	251,511	6,165	2.5%	1.7%
Net revenues	$2,295,751	$2,019,625	$276,126	13.7%	12.7%

	Fiscal Year Ended	% of Group	Fiscal Year Ended	% of Group
	January 1, 2011	Net Revenues	January 2, 2010	Net Revenues
Operating income (loss):
Sportswear Group (b), (c), (d)	$150,184	12.5%	$123,175	11.8%
Intimate Apparel Group (b), (c), (d)	138,724	16.6%	118,907	16.4%
Swimwear Group (b), (c), (d)	17,870	6.9%	15,496	6.2%
Unallocated corporate expenses (c), (e)	(58,967)	na	(64,043)	na
Operating income	$247,811	na	$193,535	na

Operating income as a percentage of
total net revenues	10.8%		9.6%

(a)  Reflects the percentage increase (decrease) in net revenues for the Fiscal Year Ended January 1, 2011, compared to the Fiscal Year End January 2, 2010, assuming foreign based net revenues for the Fiscal Year Ended January 1, 2011 are translated into U.S. dollars using the same foreign currency exchange rates that were used in the calculation of net revenues for the Fiscal Year Ended January 2, 2010. See Schedule 8a.

(b)  Includes an allocation of shared services expenses as follows:

	Fiscal Year Ended	Fiscal Year Ended
	January 1, 2011	January 2, 2010
Sportswear Group	$20,811	$20,229
Intimate Apparel Group	$15,716	$15,102
Swimwear Group	$10,241	$10,512

(c) Includes restructuring charges as follows:

	Fiscal Year Ended	Fiscal Year Ended
	January 1, 2011	January 2, 2010
Sportswear Group	$1,818	$3,242
Intimate Apparel Group	3,596	4,314
Swimwear Group	3,582	3,019
Unallocated corporate expenses	813	1,551
	$9,809	$12,126

(d)  Net revenues of $46,273 and operating income of $1,775 for the Fiscal Year Ended January 2, 2010, related to certain sales of Calvin Klein underwear and swimwear previously included in net revenues and operating income of the Sportswear Group, have been reclassified to the Intimate Apparel Group  and Swimwear Group, as applicable, to conform to the current period presentation.

(e)  Includes pension expense for the United States of $2,867 and $20,424 for the Fiscal Year Ended January 1, 2011 and the Fiscal Year Ended January 2, 2010, respectively.

Schedule 4

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY REGION
(Dollars in thousands)
(Unaudited)

By Region:	Net Revenues
	Three Months Ended January 1, 2011	Three Months Ended January 2, 2010	Increase / (Decrease)	% Change	Constant $ % Change (a)
United States	$225,414	$204,482	$20,932	10.2%	10.2%
Europe	152,762	144,022	8,740	6.1%	13.8%
Asia	109,609	84,503	25,106	29.7%	26.5%
Canada	45,430	33,580	11,850	35.3%	29.1%
Mexico, Central and South America	58,277	38,858	19,419	50.0%	43.9%
Total	$591,492	$505,445	$86,047	17.0%	17.8%

Operating Income
	Three Months Ended January 1, 2011 (b)	Three Months Ended January 2, 2010 (b)	Increase / (Decrease)	% Change
United States	$3,233	$13,100	$(9,867)	-75.3%
Europe	14,120	13,881	239	1.7%
Asia	16,810	14,194	2,616	18.4%
Canada	8,198	7,722	476	6.2%
Mexico, Central and South America	9,677	6,038	3,639	60.3%
Unallocated corporate expenses (c)	(6,940)	(26,928)	19,988	-74.2%
Total	$45,098	$28,007	$17,091	61.0%

(a) Reflects the percentage increase (decrease) in net revenues for the Three Months Ended January 1, 2011, compared to the Three Months Ended January 2, 2010, assuming foreign based net revenues for the Three Months Ended January 1, 2011 are translated into U.S. dollars using the same foreign currency exchange rates that were used in the calculation of net revenues for the Three Months Ended January 2, 2010. See Schedule 8.

(b) Includes restructuring charges as follows:

	Three Months Ended January 1, 2011	Three Months Ended January 2, 2010
United States	$1,195	$871
Europe	1,318	(321)
Asia	1,949	24
Canada	1,404	(20)
Mexico, Central and South America	167	476
Unallocated corporate expenses	(34)	140
Total	$5,999	$1,170

(c) Includes pension expense for the United States of $3,047 and $18,813 for the Three Months Ended January 1, 2011 and the Three Months Ended January 2, 2010, respectively.

 Schedule 4a

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY REGION
(Dollars in thousands)
(Unaudited)

By Region:	Net Revenues
	Fiscal Year Ended January 1, 201 1	Fiscal Year Ended January 2, 2010	Increase / (Decrease)	% Change	Constant $ % Change (a)
United States	$1,008,167	$916,691	$91,476	10.0%	10.0%
Europe	576,644	551,595	25,049	4.5%	8.9%
Asia	391,264	322,890	68,374	21.2%	15.7%
Canada	131,459	109,300	22,159	20.3%	10.5%
Mexico, Central and South America	188,217	119,149	69,068	58.0%	45.0%
Total	$2,295,751	$2,019,625	$276,126	13.7%	12.7%

Operating Income
	Fiscal Year Ended January 1, 2011 (b)	Fiscal Year Ended January 2, 2010 (b)	Increase / (Decrease)	% Change
United States	$117,290	$116,912	$378	0.3%
Europe	63,692	54,704	8,988	16.4%
Asia	68,471	49,124	19,347	39.4%
Canada	24,137	19,633	4,504	22.9%
Mexico, Central and South America	33,188	17,205	15,983	92.9%
Unallocated corporate expenses (c)	(58,967)	(64,043)	5,076	-7.9%
Total	$247,811	$193,535	$54,276	28.0%

(a)  Reflects the percentage increase (decrease) in net revenues for the Fiscal Year Ended January 1, 2011, compared to the Fiscal Year Ended January 2, 2010, assuming foreign based net revenues for the Fiscal Year Ended January 1, 2011 are translated into U.S. dollars using the same foreign currency exchange rates that were used in the calculation of net revenues for the Fiscal Year Ended January 2, 2010. See schedule 8a.

(b)  Includes restructuring charges as follows:

	Fiscal Year Ended January 1, 2011	Fiscal Year Ended January 2, 2010
United States	$3,571	$5,582
Europe	1,999	3,785
Asia	1,947	151
Canada	1,404	551
Mexico, Central and South America	75	506
Unallocated corporate expenses	813	1,551
Total	$9,809	$12,126

(c)  Includes pension expense for the United States of $2,867 and $20,424 for the Fiscal Year Ended January 1, 2011 and the Fiscal Year Ended January 2, 2010, respectively.

 Schedule 5

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY CHANNEL
(Dollars in thousands)
(Unaudited)

By Channel:	Net Revenues
	Three Months Ended January 1, 2011		Three Months Ended January 2, 2010		Increase / (Decrease)	% Change
Wholesale	$417,981		$368,025		$49,956	13.6%
Retail	173,511		137,420		36,091	26.3%
Total	$591,492		$505,445		$86,047	17.0%

	Operating Income
	Three Months Ended January 1, 2011 (a)	% of Net Revenues	Three Months Ended January 2, 2010 (a)	% of Net Revenues	Increase / (Decrease)	% Change
Wholesale (b)	$33,556	8.0%	$34,771	9.4%	$(1,215)	-3.5%
Retail (b)	18,482	10.7%	20,164	14.7%	(1,682)	-8.3%
Unallocated corporate expenses (c)	(6,940)	na	(26,928)	na	19,988	-74.2%
Total	$45,098	7.6%	$28,007	5.5%	$17,091	61.0%

(a)  Includes restructuring charges as follows:

	Three Months Ended January 1, 2011	Three Months Ended January 2, 2010
Wholesale	$2,399	$524
Retail	3,634	506
Unallocated corporate expenses	(34)	140
Total	$5,999	$1,170

(b)  For the Three Months ended January 1, 2011 and Three Months ended January 2, 2010, wholesale operating income includes an intercompany profit of $12,235 and $12,216, respectively, related to certain inventories sold by the retail business to end consumers.  Conversely, for the Three Months ended January 1, 2011 and Three Months ended January 2, 2010 retail operating income includes an intercompany charge of $12,235 and $12,216, respectively, related to these inventories.

(c)  Includes pension expense for the United States of $3,047 and $18,813 for the Three Months Ended January 1, 2011 and the Three Months Ended January 2, 2010, respectively.

 Schedule 5a

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY CHANNEL
(Dollars in thousands)
(Unaudited)

By Channel:	Net Revenues
	Fiscal Year Ended January 1, 2011		Fiscal Year Ended January 2, 2010		Increase / (Decrease)	% Change
Wholesale	$1,729,077		$1,564,452		$164,625	10.5%
Retail	566,674		455,173		111,501	24.5%
Total	$2,295,751		$2,019,625		$276,126	13.7%

	Operating Income
	Fiscal Year Ended January 1, 2011 (a)	% of Net Revenues	Fiscal Year Ended January 2, 2010 (a)	% of Net Revenues	Increase / (Decrease)	% Change
Wholesale	$248,162	14.4%	$207,959	13.3%	$40,203	19.3%
Retail	58,616	10.3%	49,619	10.9%	8,997	18.1%
Unallocated corporate expenses (c)	(58,967)	na	(64,043)	na	5,076	-7.9%
Total	$247,811	10.8%	$193,535	9.6%	$54,276	28.0%

(a)  Includes restructuring charges as follows:

	Fiscal Year Ended January 1, 2011	Fiscal Year Ended January 2, 2010
Wholesale	$5,416	$9,710
Retail	3,580	865
Unallocated corporate expenses	813	1,551
Total	$9,809	$12,126

(b)  For the Fiscal Year Ended January 1, 2011 and Fiscal Year Ended January 2, 2010, wholesale operating income includes an intercompany profit of $22,041 and $19,511, respectively, related to certain inventories sold by the retail business to end consumers.
Conversely, for the Fiscal Year Ended January 1, 2011 and Fiscal Year Ended January 2, 2010, retail operating income includes an intercompany charge of $22,041 and $19,511, respectively, related to these inventories.

(c)  Includes pension expense for the United States of $2,867 and $20,424 for the Fiscal Year Ended January 1, 2011 and the Fiscal Year Ended January 2, 2010, respectively.

 Schedule 6
THE WARNACO GROUP, INC.

NON-GAAP MEASURES
(Dollars in thousands, excluding per share amounts)
(Unaudited)

The Company’s reported financial results are presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The reported operating income, income from continuing operations and diluted earnings per share from continuing operations reflect certain items which affect the comparability of those reported results. Those financial results are also presented on a non-GAAP basis, as defined by Regulation S-K section 10(e) issued by the Securities and Exchange Commission to exclude the effect of these items. The Company’s computation of these non-GAAP measures may vary from others in its industry. These non-GAAP financial measures are not intended to be, and should not be, considered in isolation from or as a substitute for the most directly comparable GAAP financial measure to which they are reconciled, as presented in the following table:

Three Months Ended*	Fiscal Year Ended*
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010
	(Dollars in thousands, except per share amounts)

Operating income, as reported (GAAP)	$45,098	$28,007	$247,811	$193,535
Restructuring and other exit costs (a)	5,999	1,170	9,809	12,126
Pension (b)	2,615	19,176	2,550	20,873
Brazil acquisition adjustment (c)	-	-	1,521	-
State franchise taxes and other (d)	(269)	1,875	1,000	1,095
Operating income, as adjusted (non-GAAP)	$53,443	$50,228	$262,691	$227,629

Income from continuing operations, as reported (GAAP)	$28,019	$13,777	$147,798	$102,225
Restructuring and other exit costs, net of income tax (a)	4,499	812	7,273	8,620
Pension, net of income tax (b)	1,603	11,455	1,572	12,524
Brazil acquisition adjustment, net of income tax (c)	-	-	1,004	-
State franchise taxes and other, net of income tax (d)	(172)	1,125	630	657
Costs related to the redemption of debt, net of income tax (e)	-	-	2,368	-
Taxation (f)	141	2,968	4,877	7,717
Income from continuing operations, as adjusted (non-GAAP)	$34,090	$30,137	$165,522	$131,743

Diluted earnings per share from continuing operations, as reported (GAAP)	$0.61	$0.29	$3.19	$2.19
Restructuring and other exit costs, net of income tax	0.10	0.02	0.16	0.18
Pension, net of income tax	0.03	0.25	0.03	0.27
Brazil acquisition adjustment, net of income tax	-	-	0.02	-
State franchise taxes and other, net of income tax	-	0.02	0.01	0.01
Costs related to the redemption of debt, net of income tax	-	-	0.05	-
Taxation	-	0.06	0.11	0.17
Diluted earnings per share from continuing operations, as adjusted (non-GAAP)	$0.74	$0.64	$3.57	$2.82

*see footnotes on following page

 Schedule 6 (cont.)
THE WARNACO GROUP, INC.

NON-GAAP MEASURES
(Dollars in thousands, excluding per share amounts)
(Unaudited)

a)  This adjustment seeks to present operating income, income from continuing operations and diluted earnings per share from continuing operations for the Three Months and Fiscal Years Ended January 1, 2011 and January 2, 2010, respectively, without the effects of restructuring charges and other exit costs as shown in the table above. The income tax rates used to compute the income tax effect related to this adjustment correspond to the local statutory tax rates of the reporting entities that incurred the restructuring and other exit costs.

b)  This adjustment seeks to present operating income, income from continuing operations and diluted earnings per share from continuing operations for the Three Months and Fiscal Years Ended January 1, 2011 and January 2, 2010, respectively, without the effects of pension expense as shown in the table above . The income tax rates used to compute the income tax effect related to this adjustment correspond to the local statutory tax rates of the reporting entities that recognized pension income or incurred pension expense.

c)  This adjustment seeks to present operating income, income from continuing operations and diluted earnings per share from continuing operations without the effects of an additional charge related to an adjustment to the contingent consideration to be paid for the business acquired in Brazil in 2009 as shown in the table above for Fiscal 2010. The income tax rate used to compute the income tax effect related to this adjustment corresponds to the local statutory tax rate in Brazil.

d)  This adjustment seeks to present operating income, income from continuing operations and diluted earnings per share from continuing operations:
i) excluding a charge as shown in the table above for certain franchise taxes recorded during the Three Months and Fiscal Year Ended January 1, 2011 related to the correction of amounts recorded in prior periods. The amount was not material to any prior period. The income tax rates used to compute the income tax effect related to the above-mentioned charge for franchise taxes correspond to the statutory tax rates in the United States; and
ii) excluding a charge as shown in the table above for Fiscal 2009 for amortization expense related to the correction of amounts recorded in prior periods in connection with the recapture of cancellation of indebtedness income which had been deferred in connection with the Company’s bankruptcy proceedings in 2003. The income tax rates used to compute the income tax effect related to the charge for the above-mentioned amortization

e)  This adjustment seeks to present income from continuing operations and diluted earnings per share from continuing operations without the effect of a charge as shown in the table above related to the repurchase of a portion of the Company's Senior Notes during Fiscal 2010. The income tax rates used to compute the income tax effect related to this adjustment correspond to the statutory tax rates in the United States.

 Schedule 6 (cont.)
THE WARNACO GROUP, INC.

NON-GAAP MEASURES
(Dollars in thousands, excluding per share amounts)
(Unaudited)

f)  For Fiscal 2010, this adjustment seeks to present income from continuing operations and diluted earnings per share from continuing operations without the effects of certain tax adjustments related to errors or changes in estimates in prior period tax provisions (approximately $2,300) and adjustments for certain other discrete tax items (approximately $2,600). The adjustment related to prior period errors  includes, among other items, a charge of approximately $2,300 recorded during Fiscal 2010 associated with the correction of an error in the 2006 through 2009 income tax provisions as a consequence of the loss of a credit related to prior year tax overpayments caused by the delayed filing of tax returns in a U.S. state taxing jurisdiction.

This error was not material to any prior period. The adjustments for other discrete items reflect the federal, state and foreign tax effects related to: 1) direct and indirect income taxes associated with legal entity reorganizations and restructurings; 2) tax provision or benefit resulting from statute expirations or the finalization of income tax examinations; and 3) other adjustments not considered part of the Company's core business activities.

For Fiscal 2009, this adjustment seeks to present income from continuing operations and diluted earnings per share from continuing operations without the effects of certain tax adjustments related to changes in estimates or errors in prior period tax provisions (approximately $2,300), adjustments for certain other discrete tax items (approximately $1,700) and an adjustment for the amount recorded to correct for an error in the Company’s 2006 income tax provision associated with the recapture of cancellation of indebtedness income which had been deferred in connection with the Company’s bankruptcy proceedings in 2003 (approximately $3,600). The adjustments for other discrete items reflect the federal, state and foreign tax effects related to:

 1) the effect of changes in tax laws (in 2009) related to the opening balances for deferred tax assets and liabilities; 2) direct and indirect income taxes associated with legal entity reorganizations and restructurings; 3) tax provision or benefit resulting from statute expirations or the finalization of income tax examinations; and 4) other adjustments not considered part of the Company's core business activities.

For the Three Months Ended January 1, 2011, this adjustment reflects an additional amount that is required to be excluded such that income from continuing operations and diluted earnings per share from continuing operations on an adjusted (non-GAAP) basis for the Three Months Ended January 1, 2011 is presented at a tax rate of 33.4% (which reflects the Company’s tax rate for Fiscal 2010 on an adjusted (non-GAAP) basis after excluding the following: restructuring charges, pension expense (income), charges related to the adjustment of the contingent consideration to be paid for the business acquired in Brazil in 2009, franchise taxes, charges related to the repurchase of debt and certain income tax related adjustments related to errors or changes in estimates in prior period tax provisions and certain other discrete tax items).

For the Three Months Ended January 2, 2010, this adjustment reflects an additional amount that is required to be excluded such that income from continuing operations and diluted earnings per share from continuing operations on an adjusted (non-GAAP) basis for the Three Months Ended January 2, 2010 is presented at a tax rate of 33.9% (which reflects the Company’s tax rate for Fiscal 2009 on an adjusted (non-GAAP) basis after excluding the following: restructuring charges, pension expense (income), other items and certain income tax related adjustments related to errors or changes in estimates in prior period tax provisions and certain other discrete tax items).

 Schedule 7

THE WARNACO GROUP, INC.
SUPPLEMENTAL SCHEDULE - FISCAL 2011 OUTLOOK
(Unaudited)

NET REVENUE GUIDANCE	Percentages

Estimated increase in net revenues in Fiscal 2011 compared to comparable Fiscal 2010 levels.	7.00%	to	9.00%

EARNINGS PER SHARE GUIDANCE	U.S. Dollars
Diluted Income per common share from continuing operations
GAAP basis (assuming minimal pension expense / income)	$3.63	to	$3.77
Restructuring charges (a)	0.22	to	0.28
As adjusted (Non-GAAP basis) (b)	$3.85	to	$4.05

(a)  Reflects between $10 million to $13 million of estimated charges (net of an income tax benefit of between $5 million and $6 million) primarily related to the expected consolidation and restructuring of certain international operations in Fiscal 2011.

(b) The Company believes it is useful for users of its financial statements to be made aware of the "As Adjusted" (non-GAAP) forecasted diluted income per common share from continuing operations as this is one of the measures used by management to evaluate the operating performance of the Company's continuing businesses on a comparable basis. The Company believes that this non-GAAP measure will also enhance users’ ability to analyze trends in the Company’s business. In addition, the Company uses performance targets based, in part, on this non-GAAP measure as a component of the measurement of employee incentive compensation. Management does not, nor should investors, consider this non-GAAP financial measure in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Schedule 8

THE WARNACO GROUP, INC.
SUPPLEMENTAL SCHEDULE
NET REVENUES ON A CONSTANT CURRENCY BASIS
(Dollars in thousands)
(Unaudited)

	Three Months Ended January 1, 2011
	GAAP As Reported	Impact of Foreign Currency Exchange	Non-GAAP (Note 1) Constant Currency
By Segment:
Sportswear Group	$316,655	$(1,352)	$318,007
Intimate Apparel Group	217,871	(2,931)	220,802
Swimwear Group	56,966	364	56,602
Net revenues	$591,492	$(3,919)	$595,411

By Region:
United States	$225,414	$-	$225,414
Europe	152,762	(11,089)	163,851
Asia	109,609	2,734	106,875
Canada	45,430	2,079	43,351
Mexico, Central and South America	58,277	2,357	55,920
Total	$591,492	$(3,919)	$595,411

Note 1:
The Warnaco Group, Inc. is a global company that reports financial information in U.S. dollars in accordance with GAAP.  Foreign currency exchange rate fluctuations affect the amounts reported by the Company from translating its foreign revenues into U.S. dollars.  These rate fluctuations can have a significant effect on reported operating results.  As a supplement to the Company's reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure.  The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of changes in foreign currency translation rates.  Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in our businesses.

To calculate the increase in segment revenues on a constant currency basis, net revenues for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S.dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in isolation from, or as a substitute for, our operating performance measures calculated in accordance with GAAP.  The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

Schedule 8a

THE WARNACO GROUP, INC.
SUPPLEMENTAL SCHEDULE
NET REVENUES ON A CONSTANT CURRENCY BASIS
(Dollars in thousands)
(Unaudited)

	Fiscal Year Ended January 1, 2011

	GAAP As Reported	Impact of Foreign Currency Exchange	Non-GAAP* Constant Currency
By Segment:
Sportswear Group	$1,204,065	$14,671	$1,189,394
Intimate Apparel Group	834,010	3,341	830,669
Swimwear Group	257,676	1,882	255,794
Net revenues	$2,295,751	$19,894	$2,275,857

By Region:
United States	$1,008,167	$-	$1,008,167
Europe	576,644	(23,995)	600,639
Asia	391,264	17,695	373,569
Canada	131,459	10,701	120,758
Mexico, Central and South America	188,217	15,493	172,724
Total	$2,295,751	$19,894	$2,275,857

* See Note 1 on Schedule 8